Exhibit 99.1

VCA Antech, Inc. Reports First Quarter 2011 Results and Affirms Financial Guidance for 2011

  First quarter revenue increase was 7.4% to a first quarter record $355.1 million
  First quarter diluted earnings per common share of $0.33

LOS ANGELES--(BUSINESS WIRE)--April 28, 2011--VCA Antech, Inc. (NASDAQ: WOOF), a leading animal healthcare company in the United States, today reported financial results for the first quarter ended March 31, 2011 as follows: revenue increased 7.4% to a first quarter record of $355.1 million, net income was $28.8 million, and diluted earnings per common share was $0.33.

Bob Antin, Chairman and CEO, stated, “We are pleased that our results for the quarter exceeded our expectations primarily due to better than expected internal growth rates in our Animal Hospital and Laboratory segments. Although the persistent weakness in the economy continues to put pressure on our internal growth rates and our operating results, we are encouraged by the stability we are seeing in our internal growth rates and the sequential improvement in our operating results compared to fourth quarter of 2010.

“Animal Hospital revenue in the first quarter increased 9.4% to $269.9 million driven by acquisitions made in the past twelve months. The combination of a decline in same-store margins due to a decline in same-store revenue and lower margins at acquired animal hospitals has caused our Animal Hospital gross margin to decrease to 14.7% compared to 16.9% for the comparable prior year quarter. Our Animal Hospital operating margin declined to 12.4% compared to 14.6% for the comparable prior year quarter. Our same-store revenue declined by 2.2% and our same-store gross profit margin declined to 14.9% from 16.9%. During the quarter, we acquired two animal hospitals which had historical combined annual revenue of $4.8 million.

“Laboratory revenue in the first quarter increased 1.8% to $79.5 million. Internal revenue growth was 1.7%. Our Laboratory gross profit margin decreased by 50 basis points to 46.2% and our operating margin decreased 110 basis points to 37.8%.

“Medical Technology revenue in the first quarter increased 20.9% to $19.1 million and gross profit decreased 7.7% to $4.5 million. Both our revenue and related cost were impacted by a $4.0 million one-time cumulative adjustment. Gross profit margin was 23.3% compared to 30.6% in the prior year primarily due to the impact of the adjustment mentioned above, in addition to a change in our product mix. The operating margin decreased to 4.7% from 8.1% as SG&A expenses decreased to 18.6% from 22.3%.”

2011 Financial Guidance

While we experienced continued weakness in the first quarter, as noted above, our results for the quarter exceeded our internal budget and we continue to be on track to meet our full year guidance.

Accordingly, we affirm our FY 2011 guidance as follows:

  Revenue from $1.47 billion to $1.51 billion,
  Net income from $124.1 million to $132.8 million, and
  Diluted earnings per common share from $1.42 to $1.52.

The continued uncertainty and lack of visibility regarding the timing and degree of the recovery in our business sector is making it particularly difficult to predict consumer demand for our services and to provide guidance relative to future results. Further, the preceding factors make it more likely that our actual results could differ from expectations.

Conference Call

We will discuss our company’s first quarter 2011 financial results during a conference call today, April 28th, at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call by dialing (877) 293-5492. Interested parties should call at least 10 minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may and likely will differ materially from this forward-looking information. Our Animal Hospital and Laboratory revenues have been materially adversely impacted by the current economic recession. We are unable to forecast accurately the timing or degree of any economic recovery. Further, trends in the general economy may not be reflected in our business at the same time or in the same degree as in the general economy. The timing and degree of any economic recovery, and its impact on our business, are among the important factors that could cause actual results to differ from this forward-looking information. Among other factors that could cause our actual results to differ from this forward-looking information are: an increase in the level of direct costs or a failure to increase revenue at a level necessary to maintain our expected operating margins, a material adverse change in our financial condition or operations; the level of selling, general and administrative costs; the effects of our recent and future acquisitions and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for any of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risks are discussed in our Report on Form 10-K for the year ended December 31, 2010 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Revenue:
Animal hospital	$269,941	$246,668
Laboratory	79,549	78,180
Medical technology	19,096	15,797
Intercompany	(13,463)	(9,911)
	355,123	330,734

Direct costs	275,345	247,939

Gross profit:
Animal hospital	39,553	41,677
Laboratory	36,730	36,528
Medical technology	4,458	4,831
Intercompany	(963)	(241)
	79,778	82,795

Selling, general and administrative expense:
Animal hospital	6,083	5,587
Laboratory	6,636	6,154
Medical technology	3,556	3,515
Corporate	9,908	10,884
	26,183	26,140

Loss on sale and disposal of assets	89	25

Operating income	53,506	56,630

Interest expense, net	4,019	3,167
Other expense	58	25
Income before provision for income taxes	49,429	53,438
Provision for income taxes	18,933	20,506
Net income	30,496	32,932
Net income attributable to noncontrolling interests	1,657	997
Net income attributable to VCA Antech, Inc.	$28,839	$31,935

Diluted earnings per share	$0.33	$0.37
Shares used for computing diluted earnings per share	87,245	86,870

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	December 31,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$130,399	$97,126
Trade accounts receivable, net	54,888	49,224
Inventory	43,057	40,760
Prepaid expenses and other	19,349	21,138
Deferred income taxes	18,875	19,019
Prepaid income taxes	8,727	19,047
Total current assets	275,295	246,314
Property and equipment, net	334,343	331,687
Other assets:
Goodwill	1,094,704	1,092,480
Other intangible assets, net	44,940	46,986
Deferred financing costs, net	6,312	6,700
Other	40,256	42,255
Total assets	$1,795,850	$1,766,422

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$27,753	$28,101
Accounts payable	30,710	31,970
Accrued payroll and related liabilities	46,465	35,754
Other accrued liabilities	41,533	45,769
Total current liabilities	146,461	141,594
Long-term debt, less current portion	492,046	498,935
Deferred income taxes	87,616	82,131
Other liabilities	25,906	28,478
Redeemable noncontrolling interest	6,218	5,799
VCA Antech, Inc. stockholders' equity:
Common stock	86	86
Additional paid-in capital	347,619	347,848
Accumulated earnings	679,092	650,253
Accumulated other comprehensive income	1,102	737
Total VCA Antech, Inc. stockholders' equity	1,027,899	998,924
Noncontrolling interest	9,704	10,561
Total equity	1,037,603	1,009,485
Total liabilities and equity	$1,795,850	$1,766,422

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$30,496	$32,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,380	10,707
Amortization of debt costs	388	132
Provision for uncollectible accounts	1,297	1,492
Net loss on sale and disposal of assets	89	25
Share-based compensation	1,068	2,088
Deferred income taxes	8,035	7,232
Excess tax benefit from exercise of stock options	(185)	(264)
Other	(358)	(114)
Changes in operating assets and liabilities:
Accounts receivable	(6,933)	(6,511)
Inventory, prepaid expenses and other assets	1,417	644
Income taxes	9,922	12,527
Accounts payable and other accrued liabilities	(8,120)	(288)
Accrued payroll and related liabilities	10,734	9,954
Net cash provided by operating activities	61,230	70,556
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(5,812)	(9,247)
Real estate acquired in connection with business acquisitions	(1,200)	(1,300)
Property and equipment additions	(12,034)	(16,049)
Proceeds from sale of assets	22	6
Other	(131)	(61)
Net cash used in investing activities	(19,155)	(26,651)
Cash flows from financing activities:
Repayment of long-term obligations	(7,301)	(10,822)
Distributions to noncontrolling interest partners	(652)	(989)
Proceeds from issuance of common stock under stock option plans	1,175	2,858
Repurchase of common stock	(2,337)	(2,253)
Excess tax benefit from exercise of stock options	185	264
Net cash used in financing activities	(8,930)	(10,942)
Effect of currency exchange rate changes on cash and cash equivalents	128	53
Increase in cash and cash equivalents	33,273	33,016
Cash and cash equivalents at beginning of period	97,126	145,181
Cash and cash equivalents at end of period	$130,399	$178,197

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)

	As of
Table #1	March 31,	December 31,
Selected consolidated balance sheet data	2011	2010

Debt:
Senior term notes	$487,500	$493,750
Other debt and capital leases	32,299	33,286
Total debt	$519,799	$527,036

	Three Months Ended
Table #2	March 31,
Selected expense data	2011	2010

Rent expense	$13,271	$12,109

Depreciation and amortization included in direct costs:
Animal hospital	$9,799	$7,279
Laboratory	2,369	2,324
Medical technology	410	374
Intercompany	(301)	(240)
	12,277	9,737
Depreciation and amortization included in selling, general and administrative expense	1,103	970
Total depreciation and amortization	$13,380	$10,707

Share-based compensation included in direct costs:
Laboratory	$78	$161

Share-based compensation included in selling, general and administrative expense:
Animal hospital	218	377
Laboratory	240	315
Medical technology	55	77
Corporate	477	1,158
	990	1,927
Total share-based compensation	$1,068	$2,088

CONTACT:
VCA Antech, Inc.
Tomas Fuller
Chief Financial Officer
(310) 571-6505